                                                                      Exhibit 11

                           STATER BROS. HOLDINGS INC.
                    Calculation of Earnings Per Common Share
                                   (Unaudited)
         (In thousands, except number of shares and per share amounts)


                                                13 Weeks Ended         26 Weeks Ended
                                               ------------------    ------------------
                                              March 24,  March 30,   March 24, March 30,
                                                1996       1997        1996      1997
                                               -------    -------    -------    -------
Net income                                     $ 4,341    $ 4,354    $ 7,938    $ 8,549

Less preferred dividends                           339      1,816        339      3,632
                                               -------    -------    -------    -------

Net income available to common shareholders    $ 4,002    $ 2,538    $ 7,599    $ 4,917
                                                          =======    =======    =======

Earnings per common share                      $ 44.14    $ 50.76    $ 79.71    $ 98.34
                                               =======    =======    =======    =======

Average common shares outstanding               90,659     50,000     95,330     50,000
                                               =======    =======    =======    =======

Common shares outstanding at end of period      50,000     50,000     50,000     50,000
                                               =======    =======    =======    =======









                                       20